77e

TRAVELERS SERIES FUND, INC.
SUPPLEMENT DATED OCTOBER 26, 2005
TO THE STATEMENT OF ADDITIONAL INFORMATION OF
THE PORTFOLIOS INDICATED BELOW
The following supplements, and to the extent inconsistent therewith, supersedes certain disclosure in each of the Statement of Additional
Information for the portfolios listed below:

Legal Matters
Beginning in June 2004, class action lawsuits alleging violations of the federal securities laws were filed against Citigroup Global Markets Inc.
(the Distributor) and a number of its affiliates, including Smith Barney Fund Management LLC and Salomon Brothers Asset Management Inc (the Advisers), substantially all of the mutual funds managed by the Advisers, including the Fund (the Funds), and directors or trustees of the Funds (collectively, the Defendants).
The complaints alleged, among other things, that the Distributor created various undisclosed incentives for its brokers to sell Smith Barney and Salomon Brothers funds. In addition, according to the complaints, the Advisers caused the Funds to pay excessive brokerage commissions to the Distributor for steering clients towards proprietary funds. The complaints also alleged that the defendants breached their fiduciary duty to the Funds by improperly charging Rule 12b-1 fees and by drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions. The complaints also alleged that the Funds failed to adequately disclose certain of the allegedly wrongful conduct. The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Funds' contracts with the Advisers, recovery of all fees paid to the Advisers pursuant to such contracts and an award of attorneys' fees and litigation expenses.
On December 15, 2004, a consolidated amended complaint
(the Complaint) was filed alleging substantially similar causes of action. While the lawsuit is in its earliest stages, to the extent that the Complaint purports to state causes of action against the Funds, Citigroup Asset Management believes the Funds have significant defenses to such allegations, which the Funds intend to vigorously assert in responding to the Complaint.

Additional lawsuits arising out of these circumstances and presenting similar allegations and requests for relief may be filed against the Defendants in the future.
As of the date of this supplement, Citigroup Asset Management and the Funds believe that the resolution of the pending lawsuit will not have a material effect on the financial position or results of operations of the Funds or the ability of the Advisers and their affiliates to continue to render services to the Funds under their respective contracts.
The Defendants have moved to dismiss the Complaint.
Those motions are pending before the court.

Beginning in August 2005, five putative class action lawsuits alleging violations of federal securities laws and state law were filed against Citigroup Global Markets
Inc. and Smith Barney Fund Management LLC (SBFM, collectively, the Defendants) based on the May 31, 2005 settlement order issued against the Defendants by the SEC described in the prospectus. The complaints seek injunctive relief and compensatory and punitive damages, removal of SBFM as the advisor for the Smith
Barney family of funds (the Funds), rescission of the Funds' management and other contracts with SBFM, recovery of all fees paid to SBFM pursuant to such contracts, and an award of attorneys' fees and litigation expenses.

On October 5, 2005, a motion to consolidate the five actions and any subsequently-filed, related action was filed. That motion contemplates that a consolidated amended complaint alleging substantially similar causes of action will be filed in the future.
As of the date of this supplement, Citigroup Asset
Management believes that resolution of the pending lawsuits will not have a material effect on the financial position or results of operations of the Funds or the ability of SBFM and its affiliates to continue to render services to the Funds under their respective contracts.



Smith Barney Aggressive Growth Portfolio

February 28, 2005
Smith Barney High Income Portfolio

February 28, 2005
Smith Barney International All
Cap Growth Portfolio

February 28, 2005
Smith Barney Large Capitalization
Growth Portfolio

February 28, 2005
Smith Barney Large Cap Value Portfolio

February 28, 2005
Smith Barney Mid Cap Core Portfolio

February 28, 2005
Smith Barney Money Market Portfolio

February 28, 2005
Social Awareness Stock Portfolio

June 2, 2005, as revised July 1, 2005
SB Adjustable Rate Income Portfolio

February 28, 2005
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